Exhibit 10.8

*** Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

PCR

Patent License Agreement

BY AND BETWEEN

Roche Molecular Systems, Inc.

AND

Genomic Health, Inc.

PATENT LICENSE AGREEMENT

(HUMAN)

Attachments:

Attachment I	List of Licensed Technology

Attachment II	Combination Services

Attachment III	Summary Royalty Report Form

Attachment IV	Collection Rate

PATENT LICENSE AGREEMENT

. (Human)

This Agreement is made by and between

Roche Molecular Systems, Inc., 4300 Hacienda Drive, Pleasanton, California 94588

(hereafter referred to as “RMS”)

and

Genomic Health, Inc., 301 Penobscot Drive, Redwood City, California 94604

(hereafter referred to as “GH”)

hereafter individually referred

to as a “Party” or collectively as “The Parties”

********

BACKGROUND

A.	RMS owns and has the right to grant licenses to practice under certain United States Patents describing and claiming, inter alia, nucleic acid amplification processes known as polymerase chain reaction (“PCR”), homogeneous PCR, and RT-PCR (“reverse transcription PCR”).

B.	GH desires to obtain a non-exclusive license from RMS to use the Licensed Technology to perform certain PCR-based human in vitro clinical laboratory services, and RMS is willing to grant such a license to GH on the terms and subject to the conditions provided exclusively in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, RMS and GH agree as follows:

1.	Definitions

For the purpose of this Agreement, and solely for that purpose, the terms set forth hereinafter shall be defined as follows:

1.1	The term “Affiliate” shall mean with respect to a given Party:

a)	an organization which, directly or indirectly, controls such Party;

b)	an organization which is, directly or indirectly, controlled by such Party; or

c)	an organization which is controlled, directly or indirectly, by the ultimate parent company which controls, directly or indirectly, such Party.

For purposes of this paragraph, “control” shall mean the ownership of fifty percent (50%) or more of the voting stock or equity interests of an organization or otherwise having the power to govern or direct the financial and the operating policies or to appoint the management of such organization.

With respect to RMS, the term “Affiliate” shall not include Genentech, Inc., 1 DNA Way, South San Francisco, California 94080-4990, U.S.A. (“Genentech”) nor Chugai Pharmaceutical Co., Ltd, 1-9, Kyobashi 2-chome, Chuo-ku, Tokyo, 104-8301 Japan (“Chugai”).

1.2	“Combination Service” shall mean a Licensed Service offered in combination with another non-PCR testing service or together with a non-testing service(s) such as a specialized interpretive service or a consultative service (e.g., genetic counseling) as part of a package, where the Licensed Service is not separately billed.

1.3	“Diagnostic Product” shall mean an assemblage of reagents, including but not limited to reagents packaged in the form of a kit, useful in performing a Licensed Service.

1.4	“Effective Date” shall mean the date on which the last signatory to this Agreement signs this Agreement.

1.5	“Licensed Field” shall mean the field of clinical laboratory services that detect the presence, absence and/or quantity of a nucleic acid sequence for the detection, diagnosis, confirmation, prognosis, management and/or treatment of a human disease or condition, including, but not limited to, such services: to identify predisposition to disease, disease susceptibility, confirm disease, predict therapeutic effectiveness or monitor disease progress; used in the course of human clinical trials; for Parentage Determination; and for tissue transplant typing, including testing performed on animal tissue intended for use in xenotransplantation. Licensed Field shall specifically exclude any services performed for the screening of blood and/or blood products.

1.6	“Licensed Service(s)” shall mean the performance by GH of an in vitro procedure within the Licensed Field which utilizes the Licensed Technology. Licensed Services include, but are not limited to, any combination of the steps of collecting a sample for analysis, isolating nucleic acid sequences from the sample, amplifying one or more desired sequences, analyzing the amplified material, including sequence analysis, and reporting the results.

1.7	“Licensed Technology” shall mean, subject to the following limitations, the Valid Claims of the United States patents listed in Attachment I to this Agreement and any reissue or reexamination patents thereof. No rights under any kit claims of such patents are included in this definition or licensed under this Agreement. With the exception of the reaction mixture claims of United States Patents Nos. 5,804,375, 5,693,517, 5,476,774 and 6,127,155, the plasmid claims of the 5,476,774 patent, the primer claims of United States Patent No. 5,573,906, and the probe claims of United States Patent No. 5,110,920, no rights under any apparatus, device, composition of matter, reagent or substance claims of such patents are included in this definition or licensed under this Agreement.

1.8	“Net Service Revenues” shall mean the gross invoice price for the Licensed Services performed by GH (or the fair market value for any nonmonetary consideration which GH agrees to receive in exchange for Licensed Services), less the following deductions where they are factually applicable and are not already reflected in the gross invoice price:

a)	discounts allowed and taken, in amounts customary in the trade (which shall include the difference between the dollar amount charged by GH for a Licensed Service and the Medicare and/or Medicaid Limits of Allowance and/or reimbursement limitations of a Third Party insurance program); and

b)	actual bad debt which bad debt GH can prove and document that it was reasonable and diligent in its efforts to collect payment.

1.8.1	The Net Service Revenues of those Licensed Services that are performed by GH for any person, firm or corporation controlling, controlled by or under common control with GH, or enjoying a special course of dealing with GH, shall be determined based on the average selling price of such Licensed Services to all Third Parties during the period in question.

1.8.2	It is hereby understood and agreed that, to the extent feasible, Licensed Services and Combination Services shall at all times be invoiced, listed and billed by GH as. a separate item in GH’s invoices, bills and reports to customers. Net Service Revenues for determining royalties with respect to a Licensed Service which is part of a Combination Service shall be determined by multiplying the gross invoice price of the Combination Service, less applicable deductions, by the appropriate fraction in Attachment II hereto. The fraction specified in Attachment II for a particular Licensed Service included in a Combination Service shall be set by RMS after consultation with GH, as accurately reflecting the value contributed by the Licensed Service to the overall value of the Combination Service as offered by GH, and as provided in Section 2.4. Attachment II hereto shall be modified as new Combination Services are identified and new royalty-bearing fractions set, and as set forth in Section 2.4.

1.9	“Parentage Determination” shall mean analysis of human genetic material to ascertain whether two or more individuals are biologically related, but specifically excludes analysis of forensic evidence for a sexual assault investigation.

1.10	“Territory” shall mean the United States and its possessions and the Commonwealth of Puerto Rico.

1.11	“Third Party” shall mean an entity other than an Affiliate of either Party to this Agreement.

1.12	"Valid Claim” shall mean a claim of a patent which has not expired or been disclaimed, cancelled, held invalid or held unenforceable by a decision of a court or other governmental agency of competent jurisdiction, from which no further appeal is possible or has been taken within the time period provided under applicable law for such an appeal.

2.	Grant

2.1	Grant. Upon the terms and subject to the conditions and restrictions of this Agreement, RMS hereby grants to GH, and GH hereby accepts from RMS, a royalty-bearing, non-exclusive, personal, non-transferable license under the Licensed Technology solely to perform Licensed Services within the Territory.

2.2	Performance of Licensed Services Only. The Licensed Technology may be used solely for the performance of Licensed Services and for no other purpose whatsoever, and no other right, immunity or license is granted to GH expressly, impliedly or by estoppel.

2.3	Personal License. GH expressly acknowledges and agrees that the license granted hereunder is personal to GH alone and GH shall have no right to sublicense, assign or otherwise transfer or share its rights under the foregoing license.

2.4	Combination Service(s). For each Combination Service that GH intends to offer pursuant to this Agreement, and at least sixty (60) days before GH intends to offer any such Combination Service, GH shall:

a)	notify RMS of such proposed Combination Service, such notice to include a complete and detailed description of the proposed Combination Service; and

b)	obtain from RMS a duly authorized agreement, in the form of Attachment II hereto, for such Combination Service, which agreement shall indicate the fraction or

*** Confidential material redacted and filed separately with the Commission.

percentage of the package price of such Combination Service, less appropriate deductions, on which royalties shall be paid hereunder.

For any Combination Service(s) for which GH has not satisfied the criteria set forth in subsections (a) and (b) above, the royalty payable on such Combination Service shall be assessed on 100% of the package price of such Combination Service, less applicable deductions. As to all other Licensed Services offered by GH which are not part of a Combination Service, GH agrees to inform RMS of the availability from GH of each such Licensed Service within thirty (30) days after GH commences offering the Licensed Service.

2.5	Credit for Licensed Technology Rights. RMS hereby grants to GH the right and GH accepts and agrees to credit RMS as the source of its Licensed Technology rights in GH’s promotional materials and any other materials intended for distribution to Third Parties as follows:

“This service is performed pursuant to an agreement with Roche Molecular Systems, Inc.”

3.	Additional Limitations and Acknowledgment Regarding Diagnostic Products

GH acknowledges and agrees that the license rights granted hereunder are for the performance of Licensed Services only and do not include any right to make, have made, import, offer to sell or sell any products, including apparatuses, devices, PCR reagents, kits or Diagnostic Products. GH further acknowledges and agrees that RMS and its Affiliates are in the business of providing clinical laboratory testing services and the commercial sale of diagnostic testing systems, kits and reagents and therefore may compete directly with GH’s business.

4.	Royalties, Records and Reports

4.1	Royalties. For the rights and privileges granted under Section 2.1 of this Agreement, GH shall pay to RMS royalties equal to *** percent (***%) of GH’s Net Service Revenues.

No royalty is due on PCR-based assays performed solely for the purpose of evaluating a procedure to be used as a Licensed Service after validation.

No royalty is due on assays performed with Roche labeled diagnostic kits or Third Party diagnostics kits licensed by Roche, which convey human diagnostic label license rights to end users.

4.2	Reports. GH shall deliver to RMS, within forty-five (45) days after the end of and for each quarterly calendar period during the Term, i.e. the three (3) month periods that are January 1 through March 31, April 1 through June 30, July 1 through September 30, and October 1 through December 31 (each a “Reporting Period”), a true and accurate royalty report (“Royalty Report”). Each Royalty Report shall indicate the number of Licensed Services performed during the relevant Reporting Period and the detail specified on the “Summary

Royalty Report,” a copy of which is attached hereto as Attachment III, or on a form generated by GH which duplicates the format of the Summary Royalty Report. If no royalties are due for a given Royalty Period, it shall be so reported. The correctness and completeness of each Royalty Report shall be attested to in writing by an authorized representative of GH.

In the event GH is unable to calculate Net Service Revenues as prescribed in Section 1.8, GH shall so inform RMS, and upon RMS’s written consent, GH shall calculate royalties as follows:

Upon receipt by RMS of satisfactory documentation verifying GH’s actual percentage of gross billings for Licensed Services and/or Combination Services collected for GH’s most recently ended fiscal year (the “Collection Rate”), subject to the provisions of Section 2.4 above, GH shall be permitted to calculate Net Service Revenues taking into account the Collection Rate. As of the Effective Date, GH hereby represents and confirms to RMS that its Collection Rate for its fiscal year ending NA was NA percent ( NA %), which rate is specified in Attachment IV. During the Term of this Agreement, and within ninety (90) days after the end of each GH fiscal year, GH shall deliver to RMS satisfactory documentation that verifies the then Collection Rate. If GH’s Collection Rate varies by at least five percent (5%) from the rate stated in Attachment IV, RMS shall amend Attachment IV accordingly. Should GH fail to provide the required updated documentation, GH shall calculate Net Service Revenues and royalties due as prescribed in Sections 1.8 and 2.4 for the remaining Term of the Agreement.

Simultaneously with the delivery of each Royalty Report, GH shall pay to RMS the royalty due under this Agreement for the period covered by such report. All payments due RMS hereunder shall be payable in United States currency and sent together with the Royalty Report by the due date to the following address:

Roche Molecular Systems, Inc.
P.O. Box 100858
Pasadena, CA 91189-0858

or to any other address that RMS may advise in writing.

4.3	Inspection. Within ten (10) days after RMS’s written request to GH, RMS or an accounting firm selected by RMS (including, but not limited to, RMS’s normal certified public accounting firm), may, at RMS’s own expense (except as provided below), inspect the records, books of account and any other materials of GH pertaining to the Royalty Reports, including without limitation any documentation supporting the royalty reports, required in Section 4.2 above, provided that any accounting firm will hold such records in strict confidence, except as necessary to report to RMS and GH on GH’s compliance with the terms, conditions and restrictions of this Agreement. If such an inspection shows an underpayment by GH to RMS by more than ten percent (10%) for any Reporting Period, GH will pay, in addition to the amount due, plus interest, the accounting firm’s reasonable fees and expenses.

4.4	Prior Licensed Services. Licensed Services performed by GH prior to execution of this Agreement shall be subject to the royalties described in this Agreement and shall be reported and due to RMS with the first Royalty Report due provided under Section 4.2. Provided, however, that where this Agreement replaces an existing license agreement, the royalty obligations of GH under this Agreement commence the first day of the month in which this Agreement is executed.

4.5	Past Due Amounts Bear Interest. If GH shall fail to pay any amount specified under this Agreement after the due date thereof, the amount owed shall bear interest at the lower of (i) the Citibank, N.A. base lending rate (aka, the “Prime Rate”), or (ii) the maximum rate allowed by applicable law, from the due date until paid.

4.6	Survival. The provisions of this Section 4 shall survive any termination or expiration of this Agreement.

5.	Technology Notification

5.1	Notification. With respect to any invention, improvement or discovery (hereinafter referred to as “Discoveries” in this Section) of GH made after entering into this Agreement and resulting from work conducted under or in conjunction with this Agreement and being applicable to the Licensed Technology, if GH decides to license said Discoveries to Third Parties, then GH agrees to provide to RMS, unless not possible due to GH’s pre-existing commitments to Third Parties relating to said Discoveries, a reasonable opportunity to negotiate a license to use said Discoveries in PCR-based Diagnostic Products and services. In such event, GH will provide written notice to RMS and GH and RMS will negotiate in good faith for a period not to exceed six (6) months from the date of receipt by RMS of such notice, reasonable commercial terms for such a license. If notwithstanding the good faith efforts of the parties to reach agreement upon such terms, the parties are unable to agree within such six (6) month period, then neither party will have any liability to the other for failure to agree. Such Discoveries may include, but are not limited to, improvements of the Licensed Technology or in the performance of Licensed Services, modifications to or new methods of performing the Licensed Services, including the automation of the PCR process or of the Licensed Services.

5.2	Agreement re Discovery. Any agreement reached between The Parties as a result of GH’s notification to RMS of a Discovery pursuant to Section 5.1 hereto shall be upon terms and conditions negotiated in good faith by The Parties.

6.	Diligence.

GH shall exercise reasonable diligence in developing, testing, validating, documenting, promoting and performing the Licensed Services. In the course of such diligence, GH shall implement appropriate procedures and take appropriate steps including, upon reasonable written request of RMS, furnishing RMS with representative copies of all promotional material relating to the Licensed Services.

7.	Term and Termination

7.1	Term of Agreement. This Agreement shall commence on the Effective Date and, unless terminated earlier as provided herein, shall terminate on the date of expiration of the last to expire of the patents included within the -Licensed Technology, which patent contains at least one Valid Claim covering the performance of a Licensed Service.

7.2	GH Termination for Convenience. Notwithstanding any other Section of this Agreement, GH may terminate this Agreement for any reason on thirty (30) days’ written notice to RMS.

7.3	Termination for Change of Control, Etc. RMS shall have the right to terminate this Agreement and the license rights granted herein immediately upon written notice to GH upon any change in the ownership or control of GH or of its assets or in the event GH breaches the provisions of Section 10 below. For such purposes, a “change in ownership or control” shall mean that 50% or more of the voting stock of GH becomes subject to the control of a person or entity, or any related group of persons or entities acting in concert, which person(s) or entity(ies) did not control such proportion of voting stock as of the Effective Date of the Agreement. Without limiting the foregoing, RMS shall have the right to terminate this Agreement upon any transfer or sale of 50% or more of the assets of GH to another party.

7.4	Termination for Insolvency, Etc. This Agreement and the license rights granted hereunder to GH shall automatically terminate upon: (a) an adjudication of GH as bankrupt or insolvent, or GH’s admission in writing of its inability to pay its obligations as they mature; or (b) an assignment by GH for the benefit of creditors; or (c) GH’s applying for or consenting to the appointment of a receiver, trustee or similar officer for any substantial part of its business or property, or such a receiver, trustee or similar officer’s appointment without the application or consent of GH, if such appointment shall continue in effect for a period of ninety (90) days; or (d) GH’s instituting (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency arrangement or similar proceeding relating to GH or its business or property under the laws of any jurisdiction; or (e) the institution of any such proceeding (by petition, application, answer, consent or otherwise) against GH, if such proceeding shall remain in effect for a period of ninety (90) days; or (f) the issuance or levy of any judgment, writ, warrant of attachment or execution or similar process against a substantial part of the property of GH, if such judgment, writ, or similar process shall not be released, vacated or fully bonded within ninety (90) days after its issue or levy; or (g) the loss of GH’s federal or state licenses, permits or accreditation necessary for the operation of GH as a health care institution.

7.5	Termination for Change of Status. If GH is a government institution or a non-profit entity, this Agreement and the license rights granted to GH herein shall automatically terminate within thirty (30) days of GH’s reclassification as a non-government institution, or as a for-profit entity pursuant to the applicable provisions of the United States Internal Revenue

Code, 26 U.S.C. Upon such termination, GH may request a new license pursuant to the same terms and conditions then being offered to other for-profit institutions, although RMS is not obligated by anything contained in this Agreement to grant such a license.

7.6	Termination for Breach. Upon any breach of or default by GH of a material term under this Agreement, RMS may terminate this Agreement upon thirty (30) days’ written notice to GH. Said termination shall become effective at the end of the thirty-day period, unless during said period GH fully cures such breach or default.

7.7	Effects of Termination. Upon termination of this Agreement as provided herein, all license rights and immunities granted to GH hereunder shall terminate and revert to or be retained by RMS. To the extent RMS has licensed technology or know-how of GH pursuant to Section 5 hereto; those licenses shall remain in force according to their terms. Other provisions of this Agreement which by their nature would reasonably be expected to survive termination shall so survive. Termination of this Agreement shall not relieve either Party from any duty or obligation that had accrued prior to termination. Each Party shall retain all of its rights and remedies in respect of any breach or default by the other party of the terms, conditions and provisions of this Agreement.

7.8	Duty to Report and Pay Royalties Survives. GH’s obligations to report to and pay royalties to RMS as to the Licensed Services performed under the Agreement prior to termination or expiration of the Agreement shall survive such termination or expiration.

8.	Confidentiality-Publicity

8.1	Publicity. Except as otherwise specifically provided in Section 2.5, GH agrees to obtain RMS’s written approval before distributing any written information, such as a press release, to Third Parties which contains references to RMS or this Agreement, with the exception of filings required by securities law whether in connection with issuance of securities or otherwise. RMS’s approval shall not be unreasonably withheld or delayed and, in any event, RMS’s decision shall be rendered within three (3) weeks of receipt of the written information. Once approved, such materials, or abstracts of such materials, which do not materially alter the context of the material originally approved may be reprinted during the Term of the Agreement without further approval by RMS unless RMS has notified GH in writing of its decision to withdraw permission for such use.

8.2	Confidentiality Obligations. Each Party agrees that any financial, legal or business information or any technical information marked “Confidential” or “Proprietary” and disclosed to it (the “Receiving Party”) by the other (the “Disclosing Party”) in connection with this Agreement, shall be considered the confidential and proprietary information of the Disclosing Party, and the Receiving Party shall not disclose same to any Third Party and shall hold it in confidence for a period of five (5) years and will not use it other than in the performance of this Agreement, provided, however, that any information, know-how or data which is orally disclosed to the Receiving Party shall not be considered confidential and proprietary unless such oral disclosure is stated to be confidential or proprietary prior to disclosure and is reduced to writing and given to the Receiving Party in written form within thirty (30) days after the oral disclosure thereof. Such confidential and proprietary information shall include, without limitation, marketing and sales information, commercialization plans and strategies, research and development work plans, and technical information such as patent applications, inventions, trade secrets, systems, methods, apparatus, designs, tangible material, organisms and products and derivatives thereof.

8.3	Exceptions. The above obligations of confidentiality and restrictions on use shall not be applicable to the extent:

a)	such information is general public knowledge or, after disclosure hereunder, becomes general or public knowledge through no fault of the Receiving Party;

b)	such information can be shown by the Receiving Party by its written records to have been in its possession, with no obligation of confidentiality to a Third Party, prior to receipt thereof hereunder;

c)	such information is received by the Receiving Party from any Third Party for use or disclosure by the Receiving Party without any obligation of confidentiality or restriction on use, provided, however, that information received by the Receiving Party from any Third Party funded by the Disclosing Party (e.g. consultants, subcontractors, etc.) shall not be released from confidentiality under this exception;

d)	such information was independently developed by the Receiving Party without use of the information of the Disclosing Party; or

e)	the disclosure of such information is required or desirable to comply with or fulfill applicable law or court process, governmental requirements, submissions to governmental bodies, or the securing of regulatory approvals.

8.4	Confidentiality of Agreement. Each Party shall, to the extent reasonably practicable, maintain the confidentiality of this Agreement and its provisions and shall refrain from making any public announcement or disclosure of the terms of this Agreement without the prior written consent of the other Party, except to the extent a Party concludes in good faith that such disclosure is required under applicable law or regulations, in which case the other Party shall be notified in advance. The Parties hereby acknowledge that this Agreement may be deemed a “material agreement” by GH, and accordingly must be disclosed in an appropriate public filing or filings with the Securities and Exchange Commission, and/or other regulatory agencies, including on Forms 8-K, 10-Q and 10-K. Furthermore, The Parties acknowledge and agree that GH may file the text of this Agreement in conjunction with such regulatory filings. GH agrees to take reasonable measures to seek confidential treatment of the Agreement in such filings, and redact certain provisions, including the removal of the royalty rate, as appropriate. No further prior notification to RMS shall be required by GH under this Section 8.4

9.	Compliance with Law

In exercising any and all rights and in performing its obligations hereunder, GH shall comply fully with any and all applicable laws, regulations and ordinances and shall obtain and keep in effect all applicable licenses, permits and other governmental approvals, whether at the federal, state or local levels, necessary or appropriate to perform the Licensed Services and carry on its activities hereunder and GH hereby agrees to defend, indemnify and hold RMS and its Affiliates harmless from and against any and all liability, demands, damages, expenses (including attorneys’ and experts’ fees) and losses suffered or incurred by RMS or its            Affiliates            arising from, resulting from or otherwise concerning any breach by GH of its obligations under this Section 9. GH further agrees to refrain from any activities that would have an adverse effect on the business reputation of RMS. RMS may advise GH of any such activities and GH will have thirty (30) days to correct any such activity.

10.	Assignment

This Agreement shall not be assigned or transferred by GH (including by merger, operation of law or in any other manner including, without limitation, any purported assignment or transfer that might arise from a sale or transfer of GH’s business or assets) without the express written consent of RMS. RMS may assign all or any part of its rights and obligations under this Agreement at any time without the consent of GH. GH agrees to execute such further acknowledgments or other instruments as RMS may reasonably request in connection with any such assignment.

11.	Negation of Warranties and Indemnity

11.1	Nothing in this Agreement shall be construed as:

a)	a warranty or representation by RMS as to the validity or scope of any patent included within the Licensed Technology;

b)	a warranty or representation that the use of the Licensed Technology and/or the performance of Licensed Services are or will be free from infringement of patents of Third Parties;

c)	an obligation to bring or prosecute actions or suits against Third Parties for infringement; or

d)	conferring by implication, estoppel or otherwise any license, right or immunity under any patents or patent applications of RMS other than those patents specified in Licensed Technology, regardless of whether such other patents and patent applications are dominant or subordinate to the patents in Licensed Technology.

11.2	RMS MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

11.3	GH shall assume full responsibility for its use of the Licensed Technology and shall defend, indemnify and hold RMS and its Affiliates harmless from and against all liability, demands, damages, expenses (including attorneys’ and experts’ fees) and losses for death, personal injury, illness, errors, property damage or any other injury or damage, including any damages or expenses arising in connection with state or federal regulatory action (collectively “Damages”), arising or resulting from or otherwise concerning the use by GH, including its officers, directors, agents and employees, of the Licensed Technology or the performance of the Licensed Services except, and only to the extent, that such Damages are caused solely by the negligence or willful misconduct of RMS.

12.	General

12.1	Entire Agreement. This Agreement constitutes the entire agreement between The Parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by it. This Agreement may be modified or amended only by a writing executed by an authorized officer of each of The Parties.

12.2	Notice. Any notice required or permitted to be sent hereunder shall be given by hand delivery, by registered, express or certified mail, return receipt requested, postage prepaid, or by nationally recognized private express courier or by confirmed facsimile to the other Party at the address listed below, or to such other addresses of which a Party may so notify the other. Notices will be deemed given when hand delivered if by hand delivery, or when received if by any other authorized method.

If to RMS:	Roche Molecular Systems, Inc.
1145 Atlantic Avenue, Suite 100
Alameda, California 94501
Attn: Licensing Department

RMS cc:	Roche Molecular Systems, Inc.
1145 Atlantic Avenue, Suite 100
Alameda, California 94501
Attn: Sr. Vice President, General Counsel

If to GH:	Genomic Health, Inc.
301 Penobscot Drive
Redwood City, California 94063
Attn:

12.3	No Conflict with Law. Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement or concerning the legal right of The Parties to enter into this Agreement and any statute, law, ordinance or treaty, the latter shall prevail, but in such event the affected provisions of the Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

12.4	Superceding Agreement. Concurrent with the execution of this Agreement, and effective as of the Effective Date herein, the Expanded PCR Diagnostic Services Agreement effective October 1, 2002, is hereby superceded and replaced in its entirety by this Agreement.

IN WITNESS WHEREOF, The Parties hereto have set their hands and seals and duly executed this Agreement on the date(s) indicated below, to be effective as of the Effective Date as defined herein.

Roche Molecular Systems, Inc.		Genomic Health, Inc.

By:	/s/ Melinda Griffith	By:	/s/ Randy Scott

Name:	Melinda Griffith	Name:	Randy Scott

Title:	Sr. Vice President & General Counsel	Title:	CEO

Date:	Feb. 21, 2005	Date:	2/25/05

Apprv’d As to Form
RMS LAW DEPT.

By: [signature illegible]